SMSC REPORTS 13% YEAR-OVER-YEAR INCREASE IN THIRD QUARTER FISCAL 2007 SALES & REVENUES

Hauppauge, NY – December 21, 2006 – SMSC (Nasdaq: SMSC) today announced third quarter fiscal 2007 sales and revenues of $98.1 million, up 13% from $86.6 million in last fiscal year’s third quarter, and up $1.4 million, or 1.4%, from $96.7 million in this fiscal year’s second quarter. On a GAAP basis, operating income in the third quarter was $5.8 million, or 5.9% of sales and revenues, and net income was $4.8 million, or $0.21 per diluted share. GAAP results for the third quarter of fiscal 2007 include charges of approximately $5.4 million for equity-based compensation as per the requirements of FASB Statement No. 123R, Share Based Payment (“SFAS 123R”), adopted as of the beginning of this fiscal year.

SMSC also presents non-GAAP financial measures to provide additional insight into underlying operating performance on a comparable basis. For fiscal 2006, the non-GAAP measures exclude the write-off of in-process research and development costs acquired in the acquisition of OASIS SiliconSystems (“OASIS”) and the non-cash charges and credits associated with Stock Appreciation Rights (“SARs”). For fiscal 2007, the non-GAAP measures exclude charges and credits associated with the accounting pursuant to SFAS 123R. Both periods exclude the amortization of acquired intangible assets. Reconciliations of GAAP to non-GAAP measures for the three and nine month periods ended November 30, 2006 and 2005 are provided in schedules accompanying this release.

On a non-GAAP basis, for the three months ended November 30, 2006, operating income was $12.4 million, or 12.6% of sales and revenues (an increase of $0.6 million or 5% from the same period last year), net income was $9.3 million (an increase of $0.6 million or 7% from the same period last year) and net income per diluted share was $0.40 in the current fiscal period versus $0.38 in the third quarter of last year.

Sales in the Consumer Electronics & Infotainment market increased to $38.8 million, or 39% of total sales and revenues, as compared with $38.1 million, or 39% of total sales and revenues, in the second quarter of fiscal 2007 (and $31.8 million, or 37% of total sales and revenues, in the third quarter of fiscal 2006) as a result of continued ramping of new design wins.

Sales in the Mobile & Desktop PC market increased by $0.3 million over second quarter results to $41.9 million, and were also up from $40.4 million in the third quarter of fiscal 2006. The overall contribution of Mobile and Desktop PC product sales to total sales and revenues declined from the third quarter of fiscal 2006 from 47% to 43% due to the strong revenue growth in the Consumer Electronics & Infotainment markets in relation to total sales and revenue growth.

Sales in the Industrial & Other markets (including IP Revenues) were $17.4 million, and accounted for 18% of total sales and revenues. To aid investors, sales and revenues by vertical market category for each of the last seven fiscal quarters is provided as supplemental unaudited information on SMSC’s website.

For the nine months ended November 30, 2006, total sales and revenues increased 19.8% to $280.9 million. On a GAAP basis, operating income and operating margin increased significantly, and net income per diluted share increased from $0.39 to $0.83 on a year-over-year basis. Operating income increased by $13.6 million or 130% to $23.9 million, and operating margins increased from 4.4% to 8.5% from the prior year’s nine-month period. Operating income on a non-GAAP basis increased by $7.5 million or 28.8% to $33.7 million, and operating margins increased from 11.2% to 12.0% from the prior year’s nine-month period. Results for the nine months ended November 30, 2005 include eight months of operating results from the product lines acquired with OASIS on March 30, 2005. For the nine months ended November 30, 2006, the provision for taxes includes the favorable impacts of $0.7 million from the utilization of a net operating loss in Germany in the first quarter and $0.3 million in the third quarter in connection with the filing of the company’s fiscal 2006 tax returns.

Cash and short-term investments at November 30, 2006 were $146.0 million, up from $131.7 million as of August 31, 2006. SMSC has no bank debt, and book value per share as of November 30, 2006 was $16.60 as compared with $16.16 as of August 31, 2006.

Steven J. Bilodeau, Chairman and Chief Executive Officer, said, “For the second quarter in a row, SMSC achieved record semiconductor product revenues, and non-GAAP net income reached $0.40 per share. GAAP net income was $0.21 per share. This is excellent performance given current market conditions and we expect full year non-GAAP results to show sales and earnings growth in excess of 16% and 34% respectively — well in excess of broader industry growth.”

“Over the past several quarters we have been fine-tuning our business model and focusing on initiatives to drive margin expansion. We expect to see measurable results from this work beginning in this fourth quarter and continuing throughout fiscal 2008. Specifically, we expect to expand fiscal 2008 overall gross margins by 3-5% points over those generated thus far in fiscal 2007.”

For the fourth quarter of fiscal 2007, total revenues are expected to be between $90 and $93 million, which at the midpoint of this range would represent approximately 8% year-over-year growth. Non-GAAP net income, excluding the impact of all SARs and stock option compensation expenses and amortization of acquired intangibles, is expected to be between $0.35 and $0.39 per diluted share, assuming approximately 24 million diluted weighted average shares outstanding. Non-GAAP guidance is presented to provide comparability to historical non-GAAP financial measures. Guidance is presented on a non-GAAP basis only, given that the GAAP basis charges for equity based compensation related to SARs cannot be projected reasonably.

A management teleconference to discuss the quarterly results is scheduled for 8:00 AM EST on December 21, 2006. Slide presentation materials containing additional disclosure regarding results and future earnings expectations, and a link to a webcast of the teleconference will be accessible from the investor relations section of SMSC’s website at www.smsc.com.

About SMSC:
Many of the world’s most successful global technology companies rely upon SMSC as a go-to resource for semiconductor system solutions that span analog, digital and mixed-signal technologies. Leveraging substantial intellectual property, integration expertise and a comprehensive global infrastructure, SMSC solves design challenges and delivers performance, space, cost and time-to-market advantages to its customers. SMSC’s application focus targets key vertical markets including consumer electronics, automotive infotainment, PC and industrial applications. The Company has developed leadership positions in its select markets by providing application specific solutions such as mixed-signal system controllers, non-PCI Ethernet, ARCNET, MOST and Hi-Speed USB.

SMSC is headquartered in Hauppauge, New York with operations in North America, Asia and Europe. Engineering design centers are located in Arizona, New York, Texas and Karlsruhe, Germany. Additional information is available at www.smsc.com.

Forward Looking Statements:
SMSC’s quarterly results of operations have not been audited by the Company’s independent accountants. Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause our actual future results to be materially different from those discussed in forward-looking statements. Our risks and uncertainties include the timely development and market acceptance of new products; the impact of competitive products and pricing; our ability to procure capacity from our suppliers and the timely performance of their obligations, the effects of changing economic conditions domestically and internationally and on our customers; changes in customer order patterns, our relationships with and dependence on customers and growth rates in the personal computer, consumer electronics and embedded and automotive markets and within our sales channel; changes in customer order patterns, including order cancellations or reduced bookings; the effects of tariff, import and currency regulation; potential or actual litigation; and excess or obsolete inventory and variations in inventory valuation, among others. In addition, SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand.

Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such statements are subject to change, and the Company does not undertake to update such statements, except to the extent required under applicable law and regulation. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company’s reports filed with the SEC. Investors are advised to read the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled “Other Factors That May Affect Future Operating Results” or “Risk Factors” for a more complete discussion of these and other risks and uncertainties.

Use of Non-GAAP Financial Information:

Included within the press release are non-GAAP financial measures that supplement the Company’s Consolidated Statements of Operations prepared under general accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company’s actual results prepared under GAAP to exclude certain charges as more fully described in the accompanying press release. The non-GAAP measures have been reconciled to and should be considered together with the Consolidated Statements of Operations. These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information assists in evaluating operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

SMSC is a registered trademark of Standard Microsystems Corporation.

Contact:
Carolynne Borders
Director of Corporate Communications
Phone: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2006	2005	2006	2005
Sales and revenues	$98,064	$86,623	$280,872	$234,490
Costs and expenses:
Costs of goods sold	51,953	45,697	149,226	126,561
Research and development	17,565	14,907	49,875	42,558
Selling, general and administrative	21,140	17,742	53,102	49,887
Amortization of intangible assets	1,592	1,547	4,752	4,257
In-process research and development	—	—	—	895

Income from operations	5,814	6,730	23,917	10,332
Interest income	1,162	900	3,481	2,272
Interest expense	(54)	(9)	(198)	(53)
Other expense, net	(15)	(12)	(69)	(20)

Income before provision for income taxes	6,907	7,609	27,131	12,531
Provision for income taxes	2,088	2,218	7,952	4,094

Net income	$4,819	$5,391	$19,179	$8,437

Basic net income per share:	$0.22	$0.26	$0.87	$0.41

Diluted net income per share:	$0.21	$0.24	$0.83	$0.39

Weighted average common shares outstanding:
Basic	22,133	20,983	21,966	20,548
Diluted	23,368	22,543	23,153	21,558

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	November 30,	February 28,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$39,927	$43,932
Short-term investments	106,143	111,101
Accounts receivable, net	38,774	39,802
Inventories	52,630	41,861
Deferred income taxes	19,446	17,457
Other current assets	8,919	5,651

Total current assets	265,839	259,804

Property, plant and equipment, net	54,737	38,140
Goodwill	98,103	94,606
Intangible assets, net	41,869	44,039
Deferred income taxes	6,760	8,307
Other assets	3,078	3,314

Total assets	$470,386	$448,210

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$28,917	$27,220
Deferred income on shipments to distributors	13,723	13,205
Accrued consideration payable pursuant to business acquisition agreement	—	17,750
Accrued expenses, income taxes and other liabilities	28,249	28,919

Total current liabilities	70,889	87,094

Deferred income taxes	10,014	9,817
Other liabilities	14,050	17,330

Shareholders’ equity:
Preferred stock	—	—
Common stock	2,487	2,400
Additional paid-in capital	269,411	250,792
Retained earnings	131,821	112,642
Treasury stock, at cost	(32,038)	(25,961)
Deferred stock-based compensation	—	(3,953)
Accumulated other comprehensive income (loss)	3,752	(1,951)

Total shareholders’ equity	375,433	333,969

Total liabilities and shareholders’ equity	$470,386	$448,210

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures
(in thousands, except per share amounts)

	Three Months Ended November 30,
	2006	2005
Income (loss) from operations – GAAP basis (a)	$5,815	$6,730
Non-GAAP adjustments:
Stock-based compensation included in: (b)
Costs of goods sold	462	154
Research and development	1,716	748
Selling, general and administrative	2,776	2,554

	4,954	3,456
FMV adjustment – OASIS opening inventory (c)	–	65
Amortization of intangible assets (d)	1,592	1,547

Income from operations – non-GAAP basis (e)	$12,361	$11,798

Net income – GAAP basis	$4,819	$5,391
Non-GAAP adjustments (as scheduled above)	6,546	5,068
Tax effect of non-GAAP adjustments (f)	(2,073)	(1,810)

Net income – non-GAAP basis	$9,292	$8,649

GAAP Net income per share – diluted	$0.21	$0.24

Non-GAAP Net income per share – diluted (g)	$0.40	$0.38

Management believes that non-GAAP financial measures assist it in evaluating operational trends, financial performance, and cash generating capacity, and that these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

(a) 5.9% and 7.8% of total sales and revenues, respectively.

(b)	To eliminate compensation expense for Stock Appreciation Rights (“SARs”) and stock options as recorded under GAAP applicable in each period presented. Cash paid in connection with exercises of SARs totaled $3.0 million and $0.5 million in the three month periods ended November 30, 2006 and 2005, respectively. The Company does not include charges related to restricted stock awards in these non-GAAP adjustments, as they are issued primarily in connection with the Company’s annual employee incentive compensation program.

(c)	To eliminate the impact on Costs of goods sold of the write up to fair value of inventory from the OASIS SiliconSystems Holding AG (“OASIS”) acquisition, to the extent such inventory was sold in the three month period ended November 30, 2005.

(d)	To eliminate the amortization of intangible assets acquired in the fiscal 2006 acquisition of OASIS and the fiscal 2003 acquisition of Gain Technology Corporation.

(e)	12.6% and 13.6% of total sales and revenues, respectively.

(f)	To adjust the provision for income taxes related to the adjustments described in notes (b), (c) and (d) above, based on applicable incremental tax rates.

(g)	Computed using average number of GAAP-equivalent diluted shares outstanding for each period presented.

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures
(in thousands, except per share amounts)

	Nine Months Ended November 30,
	2006	2005
Income from operations – GAAP basis (a)	$23,917	$10,332
Non-GAAP adjustments:
Stock-based compensation included in: (b)
Costs of goods sold	255	526
Research and development	2,382	2,146
Selling, general and administrative	2,399	6,361

	5,036	9,033
FMV adjustment – OASIS opening inventory (c)	–	1,652
Amortization of intangible assets (d)	4,752	4,257
In-process research and development (e)	–	895

Income from operations – non-GAAP basis (f)	$33,705	$26,169

Net income – GAAP basis	$19,179	$8,437
Non-GAAP adjustments (as scheduled above)	9,788	15,837
Tax effect of non-GAAP adjustments (g)	(3,151)	(5,718)

Net income – non-GAAP basis	$25,816	$18,556

GAAP Net income per share – diluted	$0.83	$0.39

Non-GAAP Net income per share – diluted (h)	$1.12	$0.86

Management believes that non-GAAP financial measures assist it in evaluating operational trends, financial performance, and cash generating capacity, and that these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

(a) 8.5% and 4.4% of total sales and revenues, respectively.

(b)	To eliminate compensation expense for Stock Appreciation Rights (“SARs”) and stock options as recorded under GAAP applicable in each period presented. Cash paid in connection with exercises of SARs totaled $3.1M and $0.5 million in the nine month periods ended November 30, 2006 and 2005, respectively. The Company does not include charges related to restricted stock awards in these non-GAAP adjustments, as they are issued primarily in connection with the Company’s annual employee incentive compensation program.

(c)	To eliminate the impact on Costs of goods sold of the write up to fair value of inventory from the OASIS SiliconSystems Holding AG (“OASIS”) acquisition, to the extent such inventory was sold in the nine month period ended November 30, 2005.

(d)	To eliminate the amortization of intangible assets acquired in the fiscal 2006 acquisition of OASIS and the fiscal 2003 acquisition of Gain Technology Corporation.

(e)	To eliminate the charge for in-process research and development, expensed immediately upon completion of the OASIS acquisition on March 30, 2005.

(f)	12.0% and 11.2% of total sales and revenues, respectively.

(g)	To adjust the provision for income taxes related to the adjustments described in notes (b), (c), (d) and (e) above, based on applicable incremental tax rates.

(h)	Computed using average number of GAAP-equivalent diluted shares outstanding for each period presented.